CANCELLATION OF PROMISSORY NOTE

This Cancellation of Promissory Note ("Cancellation Agreement") is entered into on June 12, 2015, between San Lotus Holding Inc. ("SLH") and Mao Ren LAF Inc, MR Apportion Inc and Maoren Investment Inc.(each the "Creditor", and collectively the "Creditors").

R E C I T A L S

A.      WHEREAS, on June 11, 2015, SLH assumed the debt owed by Mao Ren International Inc. (the "Mao Ren") in the amount of Nine Hundred Thirteen Million Four Hundred One Thousand Eight Hundred Twenty Three New Taiwan Dollars (TWD $913,401,823) (the "Debt") in favor of the Creditors. The Debt assumed by SLH under the assumption agreement between SLH and Creditors (the "Assumption Agreement"), dated June 11, 2015, is specifically listed as following:

CREDITOR	AMOUNT OWED BY MAO REN (TWD)
Mao Ren LAF Inc.	$331,016,820
MR Apportion Inc.	$104,127,808
Maoren Investment Inc.	$478,257,195
Total	$913,401,823

B.      WHEREAS, each Creditor used the Debt assumed by SLH under the Assumption Agreement to subscribe to shares of SLH common stock, which stock was distributed pursuant to the instructions of each Creditor as indicated on Schedule A attached hereto;

C.      WHEREAS, the parties hereto agree that there are no obligations outstanding among the parties whatsoever relating to the Debt; and

D.      NOW, THEREFORE, the parties hereto desire to cancel the Debt.

A G R E E M E N T

The Debt is hereby terminated and cancelled and is of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Cancellation Agreement.

San Lotus Holding Inc.	Mao Ren LAF Inc
By:/s/ Chen, Li Hsing	By:/s/ Chiu, Pao-Chi
Chen, Li Hsing	Chiu, Pao-Chi
Chairman of the Board	Director

Mao Ren International Inc.	MR Apportion Inc
By:/s/ Chen, Kuan-Yu	By:/s/ Chiu, Pao-Chi
Chen, Kuan-Yu	Chiu, Pao-Chi
President	Director

Maoren Investment Inc
By:/s/ Chen, Kuan-Yu
Chen, Kuan-Yu
Director